                                  EXHIBIT 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Boards of Directors and Stockholders of the Virginia Gas Company Affiliates:

We have audited the accompanying combined balance sheets of the Virginia Gas Company Affiliates (Virginia Gas Storage Company and Virginia Gas Distribution Company) as of December 31, 1998 and 1997, and the related combined statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Virginia Gas Company Affiliates as of December 31, 1998 and 1997, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Richmond, Virginia
February 18, 1999

                         VIRGINIA GAS COMPANY AFFILIATES

                             COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                     ASSETS


                                                                                       1998           1997
                                                                                    ----------    -----------
CURRENT ASSETS:
    Cash                                                                          $    100,834   $    421,897
    Accounts receivable                                                                945,244      1,399,506
    Other current assets                                                               201,471        243,686
                                                                                  ------------   ------------
                  Total current assets                                               1,247,549      2,065,089

PROPERTY AND EQUIPMENT, net                                                         22,206,543     21,479,467

OTHER ASSETS                                                                           231,757      2,338,307
                                                                                  ------------   ------------
                  Total assets                                                    $ 23,685,849   $ 25,882,863
                                                                                  ------------   ------------
                                                                                  ------------   ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt                                             $      5,943   $    129,574
    Accounts payable                                                                 2,669,668      2,981,401
    Other current liabilities                                                           78,406        284,486
                                                                                  ------------    -----------
                  Total current liabilities                                          2,754,017      3,395,461

LONG-TERM DEBT                                                                      13,000,912     12,905,358

DEFERRED INCOME TAXES                                                                  136,281        681,705
                                                                                  ------------   ------------
                  Total liabilities                                                 15,891,210     16,982,524
                                                                                  ------------   ------------


STOCKHOLDERS' EQUITY:
    Common stock
     Virginia Gas Storage Company; no par
       value, 50,000 shares authorized , 38,200 issued and
       outstanding                                                                   5,640,000      5,640,000
     Virginia Gas Distribution Company; no par value, 100,000 shares authorized,
        75,000 shares issued and outstanding                                         1,500,000      1,500,000
    Retained earnings                                                                  654,639      1,760,339
                                                                                  ------------   ------------
                  Total stockholders' equity                                         7,794,639      8,900,339
                                                                                  ------------   ------------
                  Total liabilities and stockholders' equity                      $ 23,685,849   $ 25,882,863
                                                                                  ------------   ------------
                                                                                  ------------   ------------


       The accompanying notes are an integral part of these combined balance sheets.

                         VIRGINIA GAS COMPANY AFFILIATES


                        COMBINED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                                               1998              1997
                                                                                          ------------           --------

REVENUE:
    Operating revenue                                                                       $4,357,423        $5,518,647
    Interest and other income                                                                   86,359            89,519
                                                                                          ------------           --------
                                                                                             4,443,782         5,608,166
                                                                                          ------------           --------
EXPENSES:
    Purchased gas expense                                                                    1,196,498         1,805,700
    General and administrative                                                                 740,552           858,206
    Operation and maintenance expense                                                          647,516           828,606
    Depreciation, depletion, and amortization                                                  744,121           675,306
    Production expenses                                                                        181,833           198,866
                                                                                          ------------           --------
                                                                                             3,510,520         4,366,684
                                                                                          ------------           --------


Interest expense                                                                             1,127,238           597,743
Other                                                                                           29,024             5,945
                                                                                          ------------           --------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY LOSS                                      (223,000)           637,794
Provision (benefit) for income taxes                                                           (59,862)           223,494
                                                                                          ------------           --------
NET INCOME (LOSS) BEFORE EXTRAORDINARY LOSS                                                   (163,138)           414,300
Extraordinary loss on extinguishment of debt, net of taxes of $486,000                        (942,562)                 -
                                                                                          ------------           --------
NET INCOME (LOSS)                                                                         $ (1,105,700)           414,300
                                                                                          ------------           --------
                                                                                          ------------           --------


       The accompanying notes are an integral part of these combined financial statements.

                         VIRGINIA GAS COMPANY AFFILIATES


             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997





                                                                                           COMMON             RETAINED
                                                                                            STOCK             EARNINGS
                                                                                          -----------        ----------
BALANCE, December 31, 1996                                                                $ 7,140,000        $1,346,039
    Net income                                                                                  -               414,300
                                                                                          -----------        ----------
BALANCE, December 31, 1997                                                                  7,140,000         1,760,339
    Net loss                                                                                  -              (1,105,700)
                                                                                          -----------        ----------
BALANCE, December 31, 1998                                                                $ 7,140,000        $  654,639
                                                                                          -----------        ----------
                                                                                          -----------        ----------

       The accompanying notes are an integral part of these combined financial statements.


                         VIRGINIA GAS COMPANY AFFILIATES


                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                            1998             1997
                                                                                          -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                                     $(1,105,700)    $   414,300
    Adjustments to reconcile net income to net cash provided by operating activities:
         Extraordinary loss on extinguishment of debt, before taxes                         1,428,125               -
         Loss on write-off of assets                                                           80,752               -
         Depreciation, depletion, and amortization                                            744,121         675,306
         Deferred income taxes                                                               (545,424)        132,014
         Decrease (increase) in accounts receivable                                           454,262        (109,861)
         Decrease (increase) in other current assets                                           42,213         (27,098)
         Increase in other assets                                                             (10,864)       (237,929)
         Increase (decrease) in accounts payable                                             (311,733)        421,630
         Increase (decrease) in other current liabilities                                    (206,080)        165,889
                                                                                           -----------     -----------
                  Net cash provided by operating activities                                   569,672       1,434,251
                                                                                           -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                   (1,555,857)     (6,042,089)
    Payments received on notes receivable                                                           -       1,969,714
                                                                                           -----------     -----------
                  Net cash used in investing activities                                    (1,555,857)     (4,072,375)
                                                                                           -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payment of loan principal                                                                 (28,077)              -
    Payment of financing costs                                                               (689,977)       (302,122)
    Release (establishment) of reserve funds                                                1,383,176        (328,500)
    Proceeds from new loans                                                                         -       3,525,858
                                                                                           -----------     -----------
                  Net cash provided by financing activities                                    665,122       2,895,236
                                                                                           -----------     -----------
NET INCREASE (DECREASE) IN CASH                                                              (321,063)         257,112

CASH, beginning of year                                                                       421,897         164,785
                                                                                           -----------     -----------
CASH, end of year                                                                          $  100,834      $  421,897
                                                                                           -----------     -----------
                                                                                           -----------     -----------
SUPPLEMENTAL DISCLOSURE:
    Interest paid                                                                         $   613,228   $   1,129,867
                                                                                           -----------     -----------
                                                                                           -----------     -----------
    Income taxes paid                                                                     $    78,000   $     159,024
                                                                                           -----------     -----------
                                                                                           -----------     -----------



       The accompanying notes are an integral part of these combined financial statements.

                         VIRGINIA GAS COMPANY AFFILIATES


                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1998 AND 1997



1. DESCRIPTION OF OPERATIONS:

These financial statements contain the combined operations of Virginia Gas Distribution Company ("VGDC") and Virginia Gas Storage Company ("VGSC") ("the Companies" or "Virginia Gas Company Affiliates"). Both companies were organized in 1992 under the laws of the Commonwealth of Virginia. Each company is 50 percent owned by Virginia Gas Company ("VGC") and 50 percent owned by a private investor. In January 1999 through a contribution of Owner's equity VGDC became the parent of VGSC. VGDC remains a 50% owned affiliate of VGC. The primary business of the VGSC is to develop and operate natural gas storage and gathering facilities. The primary business of VGDC is to develop and operate natural gas distribution systems, located in certain southwestern counties of the Commonwealth of Virginia.

VGDC operates under a Certificate of Public Convenience and Necessity issued by the Virginia State Corporation Commission ("VSCC"). The Company's gross profits are realized by the difference between the prices at which it purchases and the prices at which it sells natural gas to its industrial, commercial and residential customers. The prices at which the Company sells natural gas to its customers are in accordance with the rate schedules in its tariff filed with the Virginia State Corporation Commission. The Company purchases natural gas under short-term contracts that reflect the market price of natural gas.

VGSC operates under a Certificate of Public Convenience and Necessity issued by the VSCC and Certificate of Limited Jurisdiction issued by the Federal Energy Regulatory Commission (FERC). VGSC serves customers in Virginia and Tennessee. The FERC certificate allows VGSC to charge Tennessee customers rates established under tariff by the VSCC. Customers in Virginia are charged the same tariff.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION

The combined financial statements for 1998 and 1997 include the accounts of VGC's two 50% owned affiliates. All significant intercompany balances and transactions have been eliminated in combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

VGSC recognizes gas sales and transmission revenues upon delivery of gas to the common pipeline carrier. Storage revenues are recognized evenly throughout the contract terms with injection and withdrawal revenues recognized as natural gas is injected or withdrawn from the storage facility. VGDC recognizes revenue in the period the natural gas is delivered to the customer.

PROPERTY AND EQUIPMENT

All direct and indirect costs relating to property acquisition, development costs and support equipment and facilities are capitalized as the properties are obtained or the facilities are placed into service. The Companies provide for depreciation of property and equipment using the straight-line method over estimated useful lives ranging from 5 to 30 years.

CAPITALIZED INTEREST

The Companies capitalize interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Interest capitalized totaled $12,200 and $510,200 for the years ended December 31, 1998 and 1997, respectively.

OTHER ASSETS

Costs incurred in conjunction with financing transactions are amortized on a straight-line basis over the terms of the financing transactions.

INCOME TAXES

Income taxes are accounted for using the asset-and-liability method. Under the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes.


3. ACCOUNTS RECEIVABLE:


                                                                                                1998            1997
                                                                                          -------------   -------------

Trade receivables                                                                         $     823,945     $   771,259
Receivables from affiliated companies                                                                 -         319,829
Pipeline operating expenses                                                                      49,801          91,415
Joint-interest receivables                                                                       71,498         217,003
                                                                                          -------------   -------------
                                                                                          $     945,244     $ 1,399,506
                                                                                          -------------   -------------
                                                                                          -------------   -------------

4. PROPERTY AND EQUIPMENT:

                                                                                                1998            1997
                                                                                          -------------   -------------
Storage properties                                                                          $15,161,015     $14,320,327
Pipelines                                                                                     8,304,561       8,269,512
Wells and pipelines in progress                                                               1,111,003         576,570
Vehicles                                                                                        151,549         108,242
Office equipment                                                                                102,664          80,101
Other equipment                                                                                  23,603          57,089
                                                                                          -------------   -------------



                                                                                   24,854,395      23,411,841
Less- Accumulated depreciation, depletion, and amortization                       (2,647,852)     (1,932,374)
                                                                                -------------   -------------
                                                                                $  22,206,543   $  21,479,467
                                                                                -------------   -------------
                                                                                -------------   -------------


5. OTHER ASSETS:


                                                                                       1998           1997
                                                                                ------------   ------------
Restricted cash and investments - reserve funds                                 $         -    $  1,383,176
Deferred debt issuance costs, net                                                    226,488        946,316
Other                                                                                  5,269          8,815
                                                                                ------------   ------------
                                                                                $    231,757   $  2,338,307
                                                                                ------------   ------------
                                                                                ------------   ------------

6. ACCOUNTS PAYABLE:

                                                                                        1998           1997
                                                                                ------------   ------------
Trade payables                                                                  $    179,026   $  1,180,821
Payable to affiliated companies                                                    2,490,642      1,800,580
                                                                                ------------   ------------
                                                                                $  2,669,668   $  2,981,401
                                                                                ------------   ------------
                                                                                ------------   ------------

7. OTHER CURRENT LIABILITIES:

                                                                                        1998           1997
                                                                                ------------   ------------
Amounts due to affiliated companies                                             $        -     $     16,770
Funds held for future distribution                                                    51,832        243,503
Income taxes payable                                                                 (49,272)        (2,178)
Other                                                                                 75,846         26,391
                                                                                ------------   ------------
                                                                                $     78,406   $    284,486
                                                                                ------------   ------------
                                                                                ------------   ------------

  8. LONG-TERM DEBT:

                                                                                        1998           1997
                                                                                ------------   ------------
Note payable to VGC; interest payable at 8.5%; principal payable in
    maturities of $423,000 to $529,000 from 2003 to 2012                        $  4,339,740            --

Note payable to VGC; interest payable at 8.5%; principal payable in
    maturities of $845,000 to $1,056,000 from 2003 to 2012                         8,661,172            --


Note payable to VGC; interest payable at 8.88%; principal payable in maturities of $12,000 to $241,000 from 1995 to 2017
                                                                                        --        2,504,839

Note payable to VGC; interest payable at 7.35%; principal payable in
    maturities of $13,000 to $77,000 from 1996 to 2023                                  --        1,005,462

Note payable to VGC; interest payable at 9%; principal payable in
    maturities of $1,000 to $77,000 from 1999 to 2020                                   --          842,697



Note payable to VGC; interest payable at 9.5%; principal payable in
    maturities of $110,000 to $447,000 from 2002 to 2017                                --        3,650,000

Note payable to VGC; interest payable at 9%; principal payable in
    maturities of $4,000 to $263,000 from 1999 to 2020                                  --        2,879,214

Note payable to VGC; interest payable at 7.35%; principal payable in
    maturities of $17,000 to $97,000 from 1996 to 2023                                  --        1,268,288

Note payable to VGC; interest payable at 8.88%; principal payable in
    maturities of $4,000 to $84,000 from 1995 to 2017                                   --          870,562

Note payable through 1999 with interest from 8.0% to 12.75%
                                                                                       5,943         13,870
                                                                                 ------------   ------------
                                                                                  13,006,855     13,034,932
Less- Current portion                                                                 (5,943)      (129,574)
                                                                                 ------------   ------------
Long-term debt                                                                  $ 13,000,912   $ 12,905,358
                                                                                 ------------   ------------
                                                                                 ------------   ------------



In March 1998, VGC closed $24.0 million in senior notes with John Hancock Mutual Life Insurance Company. With $19.5 million of the proceeds, Virginia Gas Company called and retired the Series 1997 Russell County, Virginia Subordinated Natural Gas Facilities Revenue Bonds, the Series 1995 Buchanan County, Virginia Senior Subordinated Natural Gas Facilities Revenue Bonds, and the Series A 1994 Buchanan County, Virginia Natural Gas Revenue Bonds. Virginia Gas Company also defeased the Series A and B 1994 Russell County, Virginia Subordinated Natural Gas Facilities Revenue Bonds. This transaction refinanced VGC's existing debt, of which a portion had been loaned to the Companies, at a lower rate. Accordingly in March 1998, the Companies' promissory notes to VGC were canceled in favor of new notes with the lower rate.

In February 1997, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Subordinated Natural Gas Facilities Revenue Bonds Series 1997 with principal of $9.1 million. The bonds are payable from and are secured by a promissory note issued by the Company to the Russell County Authority. A portion ($3.7 million) of the proceeds were loaned to the Companies to construct the natural gas distribution facility in and around the town of Lebanon, Virginia. As discussed above, these bonds were called and retired in March 1998.

As of December 31, 1998, principal payments on long-term debt for the next five years are as follows:

        1999                                       $  5,943
        2000                                           -
        2001                                           -
        2002                                           -
        2003                                      1,268,000

9.   SALES TO MAJOR CUSTOMERS:

The Companies have two significant customers that accounted for 58% and 11% of 1998 operating revenues and 54% and 9% of 1997 operating revenues.

10.  COMMITMENTS:

Certain of the Companies' leases require the Companies to pay minimum rentals. The aggregate minimum rental payments on leases for the next five years are as follows:

        1999                                      $ 116,679
        2000                                        108,499
        2001                                        108,499
        2002                                         77,658
        2003                                         74,854
        Thereafter                                1,497,080

11.  INCOME TAXES:

The components of the provision (benefit) for income taxes are as follows:


                                                                            1998            1997
                                                                         ---------       ---------
        Current
            Federal                                                     $        -       $  91,480
            State                                                                -               -
                                                                         ---------       ---------
                                                                                 -          91,480
                                                                         ---------       ---------

        Deferred
            Federal                                                       (59,862)         132,014
            State                                                                -               -
                                                                         ---------       ---------
                                                                          (59,862)         132,014
                                                                         ---------       ---------
                                                                        $ (59,862)       $ 223,494
                                                                         ---------       ---------
                                                                         ---------       ---------


The components of deferred tax assets and liabilities are as follows:


                                                                           1998            1997
                                                                        ----------      ----------
        Deferred tax assets:
            Minimum tax credit carryforwards                            $   20,648      $   20,648
            Net Operating Loss carryforward                              1,067,045         225,620
                                                                        ----------      ----------
                Total                                                    1,087,693         246,268

        Deferred tax liabilities:
            Capital assets                                               1,223,974         927,973
                                                                        ----------      ----------
                          Net deferred tax liabilities                   $ 136,281      $  681,705
                                                                        ----------      ----------
                                                                        ----------      ----------


The Company has no valuation allowances as of December 31, 1998 and 1997, and there were no changes in the valuation allowance during the years then ended.

The Companies' actual provision for income tax as of December 31, 1998 and 1997 approximates the tax provision at the statutory Federal income tax rate.

12. RELATED-PARTY TRANSACTIONS:

With the exception of sales and storage fees charged to outside third parties, a significant portion of the Companies' transactions are with VGC.

VGC provides certain general and administrative services for the Companies. These services include professional services, insurance coverage and administrative services. Other transactions with affiliated companies include purchases of natural gas, natural gas storage and technical services provided for and by affiliated companies.

13. EXTRAORDINARY LOSS ON EXTINGUISHMENT OF DEBT AND REGULATORY MATTERS;

The Companies had originally capitalized as a regulatory asset the loss associated with VGC's refinancing of its industrial revenue bonds in March 1998 (see Note 8). Later in 1998, in connection with the completion of administrative proceedings with the VSCC, the Companies determined that they do not qualify as regulated entities as defined by FASB Statement No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION. Accordingly, the Companies will restate first quarter earnings to reflect approximately $943,000, net of taxes, as an extraordinary loss on extinguishment of debt.

14. SUBSEQUENT EVENT:

VGSC sold its 60% interest in the Haysi Gathering System on February 8, 1999 for $2.7 million resulting in a $1.3 million before-tax gain that will be recorded in the first quarter of 1999.